UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 14, 2006 (February 8, 2006)

SHOE CARNIVAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21360	35-1736614

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8233 Baumgart Road, Evansville, IN	47725

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(812) 867-6471

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On February 8, 2006, Shoe Carnival, Inc. (the "Company") entered into a Lease (the "Lease") with Big-Shoe Properties, LLC ("Landlord"), pursuant to which the Company agreed to lease from Landlord a parcel of real estate consisting of approximately 43 acres, located at 15001 N. Highway 57, Evansville, Indiana, as well as a building and related improvements to be constructed on the real estate by Landlord (collectively, the "Leased Premises"). The building will consist of approximately 409,350 square feet, of which approximately 401,250 square feet will be distribution and warehouse space, with the remaining approximately 8,100 square feet being office space.

      The Lease is for an initial term of 15 years, commencing on the later of December 1, 2006 or the date of substantial completion of the building and related improvements. The Company has the right to extend the initial lease term for up to three additional, successive periods of five years each.

      Rent is payable monthly in an amount equal to $112,571.30 for the first ten years of the initial lease term, and will be increased to $123,828.38 per month for the last five years of the initial lease term. During the construction of the building and related improvements, if changes are made to the plans and specifications set forth in the Lease, the rent may be increased accordingly. The rent for each renewal term will be adjusted to reflect the increase in the cost of living index, but all rent adjustments are limited to 15% per adjustment. The lease is deemed to be a triple net lease, and accordingly, the Company is responsible for all taxes, insurance and normal maintenance and repairs.

      The Company has the right to expand the Leased Premises into an area designated as the "Expansion Area" at any time during the lease term with 120 days written notice prior to the anticipated commencement of construction activities in the Expansion Area.

      The Company may not assign the Lease in whole or in part and may not sublet the Leased Premises without the prior written consent of Landlord, except that the Company may assign the Lease without prior written consent to (i) any successor corporation, (ii) any purchaser of all or substantially all of the Company's assets, (iii) any entity which controls, is controlled by or is under common control with the Company, or (iv) any entity whose financial net worth at the time of assignment is equal to or greater than the net worth of the Company on February 8, 2006.

      If Landlord receives an offer for the purchase of the Leased Premises from a third party, the Company will have the right of first refusal to purchase the Leased Premises. This right of first refusal will not apply, however, to any sales or transfers (i) between Landlord and any affiliates in which the principals of Landlord are the majority shareholders, (ii) to any family trusts, or (iii) to the heirs of the principals of Landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOE CARNIVAL, INC.
(Registrant)

Dated: February 14, 2006	By:	/s/ W. Kerry Jackson

W. Kerry Jackson
Executive Vice President and Chief Financial Officer